EXHIBIT 2

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), is by and between Bunker One (USA) Inc. (the “Purchaser”) and the undersigned (“Seller”) and is effective as of the date of the acceptance by the Purchaser on the signature page to this Agreement (the “Effective Date”).

R E C I T A L S
WHEREAS, Seller owns shares of Series B1 preferred stock, par value $0.001 per share, of Vertex Energy, Inc., a Nevada corporation (the “Company”);
WHEREAS, the Purchaser desires to purchase from Seller, and Seller desires to sell to the Purchaser, shares of common stock of the Company issuable upon the conversion of such Series B1 preferred stock, subject to the terms and conditions of this Agreement; and
WHEREAS, on or about the date of this Agreement, an affiliate of Purchaser is expected to enter into a commercial arrangement with the Company and a summary of such arrangement is set forth in Exhibit A to this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and agreements set forth herein, the parties agree as follows:

A G R E E M E N T
1. Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase from Seller and Seller shall sell to the Purchaser such number of shares of common stock of the Company as are agreed to be purchased by the Purchaser; it being understood that such number of shares purchased by the Purchaser may be equal to or less than the number of shares offered for sale by Seller (the “Purchased Shares”).
2. Closing. The purchase and sale of the Purchased Shares shall take place on the Effective Date. On the Effective Date, Seller shall deliver to the Company’s transfer agent (i) the original stock certificates evidencing such number of shares of Series B1 preferred stock as are necessary to be converted pursuant to their terms into the Purchased Shares, together with (ii) instructions to (a) convert such shares into common stock of the Company (the “Converted Shares”)(together with a notice of conversion in connection therewith) and upon conversion, (b) to transfer such Purchased Shares (representing all or a portion of the Converted Shares) to, and into the name of, the Purchaser pursuant to the terms of this Agreement, and (iii) stock powers with medallion signature guaranty, against delivery to Seller of the aggregate dollar amount set forth on the signature page hereto by wire transfer of immediately available funds to an account designated by Seller prior to the Effective Date.
3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to Seller as follows:
a. Organization and Standing. The Purchaser is duly organized, validly existing in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
b. Authority; Enforceability. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

c. Accredited Investor. The Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”).
d. No General Solicitation. The Purchaser has not offered to purchase any of the Seller’s securities by any form of general solicitation or general advertising.
e. Exempt Transaction. Purchaser understands that the sale of the Purchased Shares is intended to be exempt from registration under the Securities Act and exempt from registration or qualification under any state law.
f. Restricted Legends. Purchaser represents, acknowledges and warrants its representation of, understanding of, and confirmation that, a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Purchased Shares (and any shares issued upon conversion thereof) in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”
4. Representations and Warranties of Seller. Seller represents and warrants to the Purchaser as follows:
a. Organization and Standing. If Seller is an entity, such entity is duly formed, validly existing and in good standing under the laws of the state of incorporation or organization, as applicable. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Seller is not a direct or indirect subsidiary of the Company.
b. Authority. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
c. Purchased Shares. The Purchased Shares are directly owned by Seller and, upon transfer to the Purchaser, the Purchased Shares shall be free and clear of any and all liens, claims or other encumbrances, except for restrictions on transfer under the Securities Act, or applicable state securities laws.
d. Evaluation of Information; General Solicitation. The Seller has:
i. sufficient knowledge, sophistication and experience in business and financial matters and similar investments so as to be capable of evaluating the merits and risks of selling the Purchased Shares and has so evaluated the merits and risks of such sale;
ii. reviewed such information and made such independent investigation as Seller deems to be necessary or advisable in order to reach an informed decision regarding the sale of the Purchased Shares including the Company’s public filings and the information set forth in Exhibit A;

iii. had a sufficient opportunity to consult with attorneys and financial advisors as the Seller deems to be necessary in connection with the sale of the Purchased Shares, and understands that the value of the Purchased Shares may rise after the sale of the Purchased Shares to the Purchaser; and
iv. (a) not been invited to sell the Series B1 preferred stock or Purchased Shares, or (b) not individually, or through any person acting on its behalf, offered or sold the Purchased Shares, by any means of general solicitation or general advertising.
e. Ongoing Sales. Seller acknowledges that the Purchaser is free to purchase Company securities before or after the closing of the transactions contemplated hereby and that such purchase price(s) may be higher or lower than the purchase price paid for the Purchased Shares.
f. No Bad Actor Prohibition. Neither the Seller, nor any person that has been or will be paid (directly or indirectly) remuneration or a commission for their participation in the offer or sale of the Purchased Shares by the Seller, including solicitation of purchasers for the Seller, is subject to an event that would disqualify such person or such other covered person, under Rule 506(d)(1) of Regulation D of the Securities Act or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended.
5. Survival of Representations and Warranties and Acknowledgements and Agreements. All representations and warranties and acknowledgements and agreements contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
6. Further Assurances. Seller and Purchaser agree that, from time to time, whether before, at or after the closing of the transactions contemplated hereby, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents (a) as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement; or (b) to effect or evidence the transfer to the Purchaser of the Purchased Shares held by or in the name of the Seller.
7. Miscellaneous.  This Agreement is not transferable or assignable by Seller.  No waiver of any provision of this Agreement shall be binding upon a party to this Agreement unless executed in writing by such party.  The parties may amend, modify and supplement this Agreement only in such manner as may be agreed upon by Seller and the Purchaser in writing.  This Agreement sets forth the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes any and all prior agreements, representations or understandings with respect to such subject matter.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and to the successors and assigns of the Purchaser and to Seller’s personal and legal representatives, heirs, guardians, successors and permitted assignees.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Each party irrevocably and unconditionally waives any right it may have to a trial by jury relating to this Agreement or the transactions contemplated hereby.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, .pdf or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The Company and its legal counsel shall be able to rely on the representations in Sections 3 and 4 hereof for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the dates set forth below.

FOR COMPLETION BY SELLER:

Number of Purchased Shares Offered for sale by Seller to Purchaser:
Price per share:
Aggregate dollar amount:
Seller’s Name:
Seller’s Physical Address:

Seller’s Email Address:

Dated: ____________________________________
By: _______________________________________
Name: _____________________________________
Title: ______________________________________

PURCHASER’S ACCEPTANCE
(to be completed by the Purchaser)

The Purchaser hereby accepts the following number of Purchased Shares for the aggregate dollar amount.

Number of Purchased Shares:
Aggregate dollar amount:

Dated: ____________________________________
BUNKER ONE (USA) INC.
By: _______________________________________
Name: _____________________________________
Title: ______________________________________

EXHIBIT A

The Company and Bunker One (USA) Inc. are currently parties to a three-year supply agreement which provides for the supply of components that can be used as blends or compliant grades for marine fuels within the State of Louisiana.  The current supply agreement is due to expire as of May 1, 2020.  The Company and Bunker One (USA) Inc. are expecting to enter into a new 10-year supply agreement (subject to automatic 5-year extensions unless terminated by either party) which will be effective as of May 1, 2020 and which expands the territory to ports in Texas and Alabama in addition to Louisiana.  The anticipated offtake volume of this new supply agreement is 100% of the Company’s Marrero facility production (approximately 100,000 bbls/mo.).  In addition to the supply terms, Bunker One (USA) Inc. will have the right to nominate one non-voting observer to attend the Company’s board meetings and receive related materials.
In addition to the new supply agreement, the Company and Bunker One (USA) Inc. are expecting to enter into a Heads of Agreement to provide input on future projects to be undertaken by the parties.  This Heads of Agreement also provides the following material provisions:
•
Future fully integrated projects are to be undertaken on terms substantially similar to those set forth in the Supply Agreement and future not fully integrated projects (e.g., those involving substantial and disparate capital investment by a party) will be undertaken on terms to be decided at the time such a project is undertaken based on the relative scope, risk, cost and allocation of risk and cost.

•
If Bunker One (USA) Inc. decides to sell, transfer or otherwise dispose of all or any substantial portion of its bunkering business in the United States, the Company will have a right of first refusal to such assets.

•
If Bunker One (USA) Inc. decides to expand its bunkering business in the U.S. to any port not served as of August 1, 2019, the Company has a right to include such new port in a Joint Supply and Marketing Agreement on substantially the same terms as those included in the current Supply Agreement.

•	If the Company acquires a new source of supply or increases an existing source of supply, Bunker One (USA) Inc. has the right to include such supply in the provisions of the Heads of Agreement.